SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information To Be Included In Statements Filed

Pursuant To Rules 13d-1(B), (C) And (D) And

Amendments Thereto Filed Pursuant To Rule 13d-2(B)

(Amendment No. 0)*

DELTA APPAREL, INC.

(Name of Issuer)

Common Stock (par value $0.01 per share)

(Title of Class of Securities)

247368103

(CUSIP Number)

December 31, 20131

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

[1]	This Schedule 13G also covers December 31 of each of 2012, 2011, 2010, 2009, 2008, 2007, and 2006.

CUSIP No. 247368103

As of December 31, 2013

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 706,545 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 706,545 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 706,545
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.7%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 2 of 26 pages

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 706,545 shares of the Issuer’s Common Stock, which constitutes 8.7% of such shares as of December 31, 2013.

The aggregate amount beneficially owned by Robert W. Humphreys includes 250,000 shares (3.1%) which he could acquire through the exercise of stock options.

(a)	Amount beneficially owned:

706,545

Page 3 of 26 pages

CUSIP No. 247368103

(b)	Percent of Class:

8.7%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

706,545

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

706,545

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

Page 4 of 26 pages

CUSIP No. 247368103

As of December 31, 2012

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 740,573 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 740,573 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 740,573
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 5 of 26 pages

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 740,573 shares of the Issuer’s Common Stock, which constitutes 8.6% of such shares as of December 31, 2012.

The aggregate amount beneficially owned by Robert W. Humphreys includes 312,500 shares (3.6%) which he could acquire through the exercise of stock options.

(a)	Amount beneficially owned:

740,573

Page 6 of 26 pages

CUSIP No. 247368103

(b)	Percent of Class:

8.6%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

740,573

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

740,573

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

Page 7 of 26 pages

CUSIP No. 247368103

As of December 31, 2011

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 740,573 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 740,573 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 740,573
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.5%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 8 of 26 pages

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 740,573 shares of the Issuer’s Common Stock, which constitutes 8.5% of such shares as of December 31, 2011.

The aggregate amount beneficially owned by Robert W. Humphreys includes 312,500 shares (3.6%) which he could acquire through the exercise of stock options.

(a)	Amount beneficially owned:

740,573

Page 9 of 26 pages

CUSIP No. 247368103

(b)	Percent of Class:

8.5%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

740,573

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

740,573

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

Page 10 of 26 pages

CUSIP No. 247368103

As of December 31, 2010

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 710,573 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 710,573 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 710,573
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.0%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 11 of 26 pages

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 710,573 shares of the Issuer’s Common Stock, which constitutes 8.0% of such shares as of December 31, 2010.

The aggregate amount beneficially owned by Robert W. Humphreys includes 342,500 shares (3.9%) which he could acquire through the exercise of stock options.

(a)	Amount beneficially owned:

710,573

Page 12 of 26 pages

CUSIP No. 247368103

(b)	Percent of Class:

8.0%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

710,573

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

710,573

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

Page 13 of 26 pages

CUSIP No. 247368103

As of December 31, 2009

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 618,073 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 618,073 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 618,073
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 14 of 26 pages

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 618,073 shares of the Issuer’s Common Stock, which constitutes 7.1% of such shares as of December 31, 2009.

The aggregate amount beneficially owned by Robert W. Humphreys includes 250,000 shares (2.9%) which he could acquire through the exercise of stock options.

(a)	Amount beneficially owned:

618,073

Page 15 of 26 pages

CUSIP No. 247368103

(b)	Percent of Class:

7.1%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

618,073

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

618,073

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

Page 16 of 26 pages

CUSIP No. 247368103

As of December 31, 2008

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 616,233 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 616,233 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 616,233
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 17 of 26 pages

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 616,233 shares of the Issuer’s Common Stock, which constitutes 7.0% of such shares as of December 31, 2008.

The aggregate amount beneficially owned by Robert W. Humphreys includes 250,000 shares (2.9%) which he could acquire through the exercise of stock options.

(a)	Amount beneficially owned:

616,233

(b)	Percent of Class:

7.0%

Page 18 of 26 pages

CUSIP No. 247368103

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

616,233

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

616,233

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

Page 19 of 26 pages

CUSIP No. 247368103

As of December 31, 2007

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 553,733 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 553,733 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,733
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.4%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 20 of 26 pages

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 553,733 shares of the Issuer’s Common Stock, which constitutes 6.4% of such shares as of December 31, 2007.

The aggregate amount beneficially owned by Robert W. Humphreys includes 187,500 shares (2.2%) which he could acquire through the exercise of stock options.

(a)	Amount beneficially owned:

553,733

(b)	Percent of Class:

6.4%

Page 21 of 26 pages

CUSIP No. 247368103

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

553,733

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

553,733

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

Page 22 of 26 pages

CUSIP No. 247368103

As of December 31, 2006

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 441,932 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 441,932 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 441,932
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 23 of 26 pages

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 441,932 shares of the Issuer’s Common Stock, which constitutes 5.1% of such shares as of December 31, 2006.

The aggregate amount beneficially owned by Robert W. Humphreys includes 125,000 shares (1.4%) which he could acquire through the exercise of stock options.

(a)	Amount beneficially owned:

441,932

(b)	Percent of Class:

5.1%

Page 24 of 26 pages

CUSIP No. 247368103

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

441,932

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

441,932

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

Page 25 of 26 pages

CUSIP No. 247368103

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 7, 2014

ROBERT W. HUMPHREYS

/s/ Robert W. Humphreys
Robert W. Humphreys

Page 26 of 26 pages